EXHIBIT 10.2

SEVERANCE AGREEMENT

    THIS SEVERANCE AGREEMENT is made and entered into as of the 10th day of September 2010, by and between Cinedigm Digital Cinema Corp., a Delaware corporation (the "Company"), and Charles Goldwater (the "Employee").

WITNESSETH:

    WHEREAS, in order to induce you to remain in the employ of the Company (all references to such employment include employment by a subsidiary of the Company) and in consideration of your continued service to the Company, the Company agrees that you shall receive certain severance benefits in the event your employment with the Company is terminated, as set forth in this Severance Agreement (the “Agreement”).

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

    1.           Termination.  (a) The Company shall have the right to terminate the Employee only upon the conviction in a recognized court of law in the United States of Employee of theft or embezzlement of money or property, fraud, unauthorized appropriation of any tangible or intangible assets or property or any other felony involving dishonesty or moral turpitude.  The Company shall have no obligations to the Employee for any period subsequent to the effective date of any termination of this Agreement pursuant to this Section 1(a), except for the payment of salary and benefits earned prior to such termination.

    (b)           In the event that the Company terminates the Employee's employment for reason(s) other than those set forth in Section 1(a) or if the Employee resigns for Good Reason (each, a “Severance Event”), so long as the Employee continues to be in compliance with the provisions of Section 3(b) below, then the Employee shall be entitled to receive twelve (12) months base salary as of the effective date of such Severance Event (the “Effective Date”) payable in accordance with regular payroll practices plus any earned but not yet paid bonuses approved by the Compensation Committee of the Company’s Board of Directors for the fiscal year preceding the Effective Date.  During such period, the Employee shall have a duty to seek other employment, but shall not be required to accept any position other than a position (i) as a senior executive officer with the same general responsibilities that the Employee possessed at the Company at the time of the Employee's termination from the Company and (ii) with a company equal or larger in earnings and tangible net worth than the Company at the time of the Employee's termination.  The Employee may, however, accept any full-time position at any level and at any salary with any entity, profit or non-profit, and the Employee, by accepting such employment, shall be conclusively deemed to have fulfilled his duty to seek employment under this Section 1(b).  The Company shall be entitled to reduce the salary (including bonus) paid to the Employee during his employment by another entity by an amount equal to the amount earned by the Employee from any such employment during such period, provided, that, such salary reduction shall not apply to the extent Employee takes a one-off consulting job.  In the event that a dispute shall arise as to this Section 1(b), (i) the Company shall continue to pay the Employee's salary (including bonus) into an escrow account not under the control of the Company and (ii) the Company shall pay the legal fees and expenses incurred by the Employee in litigating any dispute under this Section 1(b) in the event that the Employee prevails in such dispute.

For these purposes, “Good Reason”  means, without the Employee's consent,  (i) a material reduction in the Employee’s title, base pay or job responsibilities compared with the Employee’s title, base pay or job responsibilities on the date of this Agreement, or (ii) any requirement that the Employee relocate to a work location more than fifty (50) miles from his current location or the City of Los Angeles, California which is considered a material change; provided that, in the event of an event or condition described in (i) or (ii) above, (a) the Employee shall have provided notice to the Company within a period not to exceed 90 days of the initial existence of the event or condition and (b) the Company had at least 30 days to remedy the event or condition but did not do so.

2.           Stock Options; Restricted Stock Units.  Upon the occurrence of a Severance Event:

(a) any vested stock options may continue to be exercised for a period of six (6) months from the Effective Date;

(b) any unvested or partially-vested restricted stock units or stock options having 3-year vesting provisions that are subject to acceleration upon the achievement of specified stock price targets shall be converted, retroactive to the relevant date of grant, to vesting schedules that provide for vesting in three equal portions on the first three anniversaries of the relevant date of grant, provided that such vesting applies only if the Employee was employed by the Company in good standing on the relevant anniversary date; and

(c) all other unvested restricted stock units or stock options shall terminate as of the Effective Date.

    3.           Confidential Information; Non-Competition; Enforceability.

    (a) The Employee shall not at any time, whether before or after the termination of this Agreement, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Company or any subsidiary thereof) any knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, or research or development work of the Company or any subsidiary thereof, or with respect to any other confidential or secret aspect of the business of the Company or any subsidiary thereof.

    (b) For a period of one (1) year from the Effective Date, the Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any business then similar to or in competition (direct or indirect) with the Company within fifty (50) miles of the City of Los Angeles, California.  If any court construes the covenant in this Section 3(b) or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable.  This paragraph 3(b) shall not apply to Employee’s ownership of less than 5% of the stock of a corporation whose stock is traded on a nationally recognized stock exchange.

    (c) The covenants set forth in this Section 3 shall be deemed separable and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant.  If any period of time or limitation of geographical area stated in Section 3(b) is longer or greater than the maximum period or geographical area permitted by law, then the period of time or geographical area stated therein shall be deemed to be such maximum permissible period of time or geographical area, as the case may be.  All parties recognize that the foregoing covenants are a prime consideration for the Company to enter into this Agreement and that the Company's remedies at law for damages in the event of any breach shall be inadequate.  In the event that there is a breach of any of the foregoing covenants, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance of any such covenants by the Employee or to enjoin the Employee from performing acts in breach of any such covenant.

    4.           Tax Withholding.  The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

    5.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and the Employee.

    6.           General Provisions.

    (a)           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 6(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

    (b)           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

    (c)           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

    (d)           Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, distribution of any amounts that constitute “deferred compensation”

to the Employee due to his “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall not be made before six months after such separation from service or the Employee’s death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following separation from service and remaining payments shall commence, or continue, in accordance with the relevant provisions of this Agreement;  provided, however, that in the event that any amounts of “deferred compensation” payable to the Employee due to his “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of Section 409A of the Code (“Separation Pay”), then a portion of such Separation Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the separation from service occurs (i.e., $490,000 in the event of a separation from service during 2010), whether paid under this Agreement or otherwise, may be paid to the Employee during the six-month period following such separation from service.

    7.           Modification and Waiver.

    (a)           Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto, and approved by a majority of the members of the Board who were not nominated by Employee.

    (b)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

    8.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect

    9.           Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

    10.           Governing Law.  This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State other than the conflict of laws provisions of such laws.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

CINEDIGM DIGITAL CINEMA CORP.

By: /s/ Gary S. Loffredo
Gary S. Loffredo
Title: Interim Co-Chief Executive Officer, Senior Vice President—Business Affairs, General Counsel and Secretary

Employee

/s/ Charles Goldwater
Charles Goldwater